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HANGER, INC.
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2021 LETTER TO SHAREHOLDERS

Dear Fellow Shareholders:

It is my privilege to share with you Hanger’s financial, operational and strategic accomplishments during 2020 and our perspective on what lies ahead for your Company. This past year will no doubt remain etched in our collective memories. The world was anything but stable or predictable. Against that backdrop, the Hanger team leaned into the challenges of COVID-19 and revealed the depth of its collective commitment to the Company’s mission.

In this letter, I will first share the critical actions we took in response to COVID-19 to deliver care and ensure our viability during the pandemic. Second, I will summarize our financial performance. Third, I will highlight the key actions we took to further strengthen Hanger’s role as the provider of choice for outcomes-based orthotic and prosthetic (O&P) solutions nationwide. I will conclude by summarizing our areas of strategic focus for 2021.

Early and Decisive Action Responding to a Global Threat. Hanger entered 2020 on a strong footing. During 2019, we had established a growth trajectory. We had also reinitiated a successful acquisition program and began to see the promising stabilization in our Therapeutic Solutions business. Our results had begun to demonstrate the initial benefits of our multiyear investments in Hanger's core differentiators on our positioning and stature in the O&P industry.

Beginning in the early months of 2020, even before the pandemic came to the United States, we mobilized quickly to assess and plan for the potential impact the coronavirus could have on our industry and business. Initial assessments led us to three key imperatives: ensure the safety of our employees and patients; guarantee the continuity of vital O&P services, and ensure Hanger would have adequate liquidity to endure this period.

Operationally, our corporate response was coordinated by an internally established COVID-19 Task Force. It was staffed 24/7 by an interdisciplinary response team of business leaders who led the coordination of all company-wide COVID-related activities.

In the final weeks of the first quarter we began to see the first signs of the adverse impact the pandemic would have on Hanger’s business. At that time, with no effective clinical treatment, a lack of clarity on mode of spread and no clarity on the length of the early-stage pandemic, we adopted social distancing to mitigate viral spread and transitioned corporate employees to remote work environments. Our clinics were quickly transitioned to protect the safety of our patients and employees.

From a financial perspective, we created a plan to manage Hanger through what we then believed would likely become an extended duration of reduced patient volumes. We made the difficult decision to take temporary cost reduction actions and delay certain project expansion plans.

In early April we instituted a temporary company-wide reduction of employee salaries averaging 32 percent for six months. My senior leadership team and I took salary reductions ranging from approximately 47% to 100% during that period, and the Hanger Board of Directors also decided to forego their cash compensation for the same six month period. We also froze our headcounts, instituted temporary furloughs and decreased time for hourly employees. We suspended Hanger’s supply chain and financial systems initiatives and reduced our level of capital expenditures. All non-critical business travel was cancelled.

Appointment volumes declined to their lowest point of the pandemic in April, to a level 42 percent below the 2019 levels for that month. In the months that followed, volumes gradually improved to an average decrease of 12 percent by the fourth quarter. This enabled us to reverse our temporary salary reductions and to reduce the majority of our furloughs and hours reductions by the end of September.

2020 Financial Results in Light of Management’s Actions. I believe our swift actions in the first quarter of last year were crucial in that they enabled us to get ahead of the impact of the virus on our business. As a result, we achieved financial results that reflected a sound underlying level of revenue and earnings despite the adverse effects of COVID-19. Perhaps most remarkably, our focus on liquidity enabled Hanger to emerge at the end of 2020 in an even stronger position than it was when it entered the year. Financial highlights for 2020 include:

•	Net revenue totaled $1,001.2 million, reflecting a net revenue decline of 8.8 percent or nearly $100 million from 2019.

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The Patient Care segment posted net revenue of $831.6 million, a decline of $74.1 million, or 8.2 percent compared to 2019. Hanger’s same clinic day-adjusted net revenue per day (exclusive of acquisitions) declined 11.0 percent.

•
The Products & Services segment totaled $169.5 million, a decline of $22.8 million, or 11.9 percent from 2019. We saw a pandemic-related decline in demand for O&P componentry. This decrease was moderated by expanding our product offering and strong service levels. Therapeutic solutions revenue declined moderately, due to challenging conditions in the skilled nursing facility market.

•
Hanger’s Adjusted EBITDA was $105.1 million, compared with $124.2 million reported in the prior year, which reflected a moderate decline in the context of overall business trends. The temporary reduction in personnel and other costs contributed $51 million to our earnings during the year and helped contribute to the Company’s management of its liquidity levels.

We finished the year with $239.4 million in liquidity, which was comprised of cash on hand and available bank revolver capacity. This figure increased by $70.2 million or 41% compared to the end of 2019. This liquidity position benefited from $24 million in proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act (CARES Act).

Our year-end liquidity also directly benefited from our strong focus on generating cash from working capital. Hanger’s underlying working capital position reflected a decrease of $59.7 million as compared with the prior year-end, due primarily to strong cash collections during 2020. The favorable collections experience resulted in a decline in our combined disallowance and patient nonpayment rate from 5.3% of adjusted gross revenue in 2019 to 4.5% in 2020, and resulted in a six day decrease in Hanger’s day’s sales outstanding down to 42 days.

We generated $155.6 million in operating cash flow during 2020 allowing us to decrease our net indebtedness to $365.9 million and maintain a 3.5x leverage ratio.

I believe these results speak for themselves. Through the early and disciplined actions taken by our team, we were able to produce sound financial results during 2020 and to complete the year in a solid financial position.

Operational Achievements in 2020: Our Future Post-COVID. Earlier, I noted we entered 2020 with excellent momentum. With increasing signs the pandemic will likely soon be behind us, we can pick up where we left off.

I asked our organization during 2020 to be guardians of our culture and values during stressful times. Our call to action was: “Be Safe, Be Kind, Be Strong.” I am now asking our organization to also “Be Bold” as we look ahead.

As a result of our collective action to focus on preserving and strengthening Hanger’s mission and culture, we achieved or initiated remarkable operational improvements that will position us for the future.

•
We Advanced our Commitment to Human Capital. Our clinicians and other essential front-line healthcare workers were tasked with seeing patients in challenging conditions, wearing full PPE and conducting necessary cleaning and safety protocols. They fully embraced and acted on these needs while experiencing temporary salary reductions.

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As evidence of the unique commitment and character of our employees, Hanger’s Net Promoter Score in the clinics increased from 84 to 86, demonstrating our unwavering patient focus. The fact that patient satisfaction increased this past year from its already high level is clearly something we are proud of.

	○	I credit our leaders across the Company for their tireless work in 2020 to retain and engage our employees.

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In early 2021, we held our first virtual Hanger LIVE event, enabling all our 4,700 employees to participate in our annual national business and clinical and developmental education sessions. Historically, this event has been offered in-person and onsite for approximately 1,500 attendees, including employees and exhibitors.

	○	We conducted employee town halls and held virtual calls with regional and national leadership to help our employees stay connected and apprised of critical updates throughout the pandemic.

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During 2020, we expanded initiatives to further Hanger as an organization that embraces a diverse and inclusive workforce and the realization of the critical role it plays in our success. Our commitment to diversity and inclusion begins with our Board of Directors with 50% identifying as female or as a person of color.

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In 2020, we instituted a Diversity and Inclusion Pledge at Hanger with specific actions to accelerate and elevate our own efforts and invited O&P industry peers and partners to join us in this important commitment.

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We formalized a culture of diversity and inclusion through corporate sponsorship of affinity groups that are inclusive for women, persons identifying as or advocating for the LGBTQ community, employees with physical disabilities and veterans, among others, and through the establishment of a Diversity and Inclusion Council.

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We Further Strengthened Our Executive and Board Leadership. Even while we managed through COVID-19, we prepared for a post pandemic environment that requires scaling of our businesses further in the years ahead.

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In response, I appointed two leaders to lead our Patient Care and Products & Services business segments into the next stage of our growth journey: Pete Stoy and Regina Weger. Pete Stoy joined us in the position of Chief Operating Officer of Hanger, and is responsible for the Patient Care segment. Pete brings a wealth of healthcare industry experience to Hanger, possessing deep relationships at medical systems across the United States and executive experience at large scale healthcare service operations at Sodexo Healthcare Services, McKesson and Cardinal Health. We promoted Regina Weger, a 20-year Hanger veteran and President of our O&P distribution business, to lead of our Products & Services segment.

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We strengthened the depth of our corporate governance. Dr. Mark Jones joined the Hanger Board as a new independent Director in late September, expanding the board by one seat. Dr. Jones is a practicing orthopedic surgeon at OrthoVirginia, Virginia's largest provider of orthopedic care and therapy. He has more than 20 years of experience in a surgical field linked closely to O&P, and he brings invaluable expertise and first-hand knowledge of patient care to our Board.

•
We Advanced our Commitment to Outcomes-Based O&P Care. Under the leadership of our Chief Clinical Officer, James Campbell, PhD, we established the Hanger Department of Clinical & Scientific Affairs, in partnership with leading researchers and professionals across healthcare, to develop insights-based clinical programs designed to help patients meet their goals and improve their outcomes. By doing so, Hanger lifts up and promotes the field of O&P in its entirety.

	○	Areas of focus include patient-centered, holistic improvements in mobility through the Mobility Analysis of AmpuTees (MAAT) landmark series of six studies (to date).

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During 2020, we also expanded our research agenda to include studies of the timing of prosthetic intervention and its impact on various outcomes (IMPACT series) and of the prospective evaluation of componentry across different patient groups to assess impact and outcome scenarios (OASIS study).

•	We Quickly Pivoted to and Embraced Virtual and Remote Technology to Achieve our Mission.

	○	Hanger Clinic adapted to telemedicine platforms for multiple aspects of O&P care, including evaluating gait, ongoing diabetic foot care and mechanical assessment of prosthetic devices.

○
Within our ACP Therapeutic Solutions organization, our teams reinvented the delivery of support and initial training of nursing staff, and physical and occupational therapists by moving to a fully virtual environment. We also transitioned to remote teaching to continue providing clinical education for therapists, a potentially more efficient and sustainable model for the future.

○
The Hanger Clinic Professional Education and Marketing teams pioneered a virtual classroom program in 2020, reaching more than 5,000 clinical attendees across over 460 health care organizations with professional education opportunities in O&P – the most prolific offering in the industry.

•
We Continued to Invest In Growth. In deference to our strategic imperative to preserve and build liquidity during the pandemic, we paused aspects of our supply chain modernization and enterprise resource planning implementation project, as well as our merger and acquisition activity, during most of 2020. However, we continued to invest in growth, despite the pandemic, through:

	○	The build-out and completion of a new state-of-the-art distribution facility in Alpharetta, Georgia, which we opened at the end of 2020.

	○	The concentration and direction of an increasing portion of our fabrication volumes to our national fabrication network.

	○	The acquisition of Scheck & Siress, a large and well-regarded O&P provider in the Chicago area at the beginning of the second quarter, and a handful of smaller acquisitions during the fourth quarter.

2021 and Beyond. Entering 2021, we are focused on leveraging our strengths to fully maximize the growth opportunity ahead, which we believe can translate into sustainable shareholder value creation. Hanger is achieving an increasingly recognized status as being the employer of choice in O&P. We are attaining an undeniable reputation as a low-friction, highly sought after business partner by patients, customers, vendors, payers and referral sources. Additionally, by building upon our research leadership to drive the use of evidence-based protocols, we are now increasingly able to demonstrate the value and outcomes of the care we provide. All this leads to our key strategic priority, to re-establish growth organically in 2021 and to expand through prudent and disciplined execution of in-market acquisitions of high quality O&P businesses that fit well within our network.

I hope this letter has provided you with a better understanding of what we accomplished in 2020 to protect your Company during COVID-19, to take care of our patients, and to keep our employees safe.

Thank you for your support in Hanger. We wish you all the best in the year ahead.

Sincerely,

Vinit K. Asar President and Chief Executive Officer Austin, Texas April 8, 2021

This letter contains certain “forward-looking statements” relating to Hanger. All statements, other than statements of historical fact included herein, are “forward-looking statements.” Although Hanger believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Hanger disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. For additional information and risk factors that could affect Hanger, see its Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission. The information contained in this letter is made only as of the date hereof, even if subsequently made available by the Hanger on its website or otherwise.

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